                                                                     EXHIBIT (5)
07/10/01
                             AMERICAN GENERAL LIFE
                               Insurance Company
Home Office:
Houston, Texas



2727-A Allen Parkway           POLICY NUMBER:           [AMERICAN GENERAL LOGO]
P.O. Box 4880                                              A STOCK COMPANY
Houston, Texas 77210

(888) 325-9315                        Subsidiary of American General Corporation

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the designated Beneficiary if the last surviving Contingent Insured named on the Policy Schedule dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive due proof of the deaths of both Contingent Insureds, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the Death Benefit Proceeds provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if one or both Contingent Insureds are living on that date.

NO BENEFITS UNDER THE BASIC POLICY WILL BE PAID UPON THE DEATH OF THE FIRST CONTINGENT INSURED.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.
ACCUMULATION VALUES MAY INCREASE OR DECREASE.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the LAST SURVIVING Contingent Insured's death prior to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                   NOTICE OF TEN DAY RIGHT TO EXAMINE POLICY

You may return this policy within 10 days after delivery if You are not satisfied with it for any reason. The policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the 10 day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or (2) Your Accumulation Value as of the first Valuation Date occurring on or next following the date on which Your request is received plus any charges that have been deducted.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


 /s/ Pauletta P. Cohn                                 /s/ Donald W. Britton
 ----------------------                               ----------------------
     Secretary                                              President


    JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                        READ YOUR POLICY CAREFULLY

01206

                                     INDEX



Annual Report                              27           Last Surviving Contingent Insured           5
Automatic Rebalancing                      20           Maturity Date                               3
Beneficiary and Proceeds                   22           Monthly Administration Fee                 15
Cash Surrender Value                       14           Monthly Expense Charge                     15
Cash Value                                 14           Monthly Guarantee Premium                  16
Changing Your Insurance Policy              8           Owner                                       5
  Change of Ownership or Beneficiary       23           Payment Options                            23
  Changing the Death Benefit Option         9           Policy Loans                               21
  Changing the Specified Amount             8           Policy Values                              12
Contract                                    5           Premium Class                               2
Cost of Insurance Rate Table               4B           Premium Expense Charge                      6
Date of Issue                               5           Premium Payments                            5
Death Benefit and Death Benefit Options     7           Reinstatement                              28
Death Benefit Corridor Rates               4A           Separate Account                            9
Dollar Cost Averaging                      19           Specified Amount                            8
Exchange Option                            28           Suicide                                    26
First Death, Notification of                5           Surrender Charges                          14
General Account                            12           Surrender, Full and Partial                17
General Provisions                         26           Suspension and Deferral of
Grace Period                               16             Payments Provision                       20
Incontestability                           26           Transfer Provision                         18
Investment Advisor or                                   Valuation of Assets                        10
  Investment Objective, Change of          11           Valuation Dates                            10
Investments of the Separate Account        10           Valuation Units                            10
                                                        When This Policy Terminates                27


COMPANY REFERENCE. We, Our, Us, or Company means American General Life Insurance Company.YOU, YOUR. The words You or Your mean the Owner of this policy.

HOME OFFICE. Our office at 2727-A Allen Parkway, Houston, Texas 77019; Mailing Address P. O. Box 4880, Houston, Texas 77210-4880.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

PREMIUM CLASS. One or a combination of the following terms will be used to describe the Premium Class for each Contingent Insured:

PREFERRED. The term "Preferred" means the cost of insurance is based on the Contingent Insured being a better than average mortality risk.

STANDARD. The term "Standard" means "Substandard" or "Rated". This means the cost of insurance is based on the Contingent Insured being an average mortality risk.

TOBACCO.   The term "Tobacco" means the cost of insurance is based on the
Contingent Insured being a user of tobacco.

NON-TOBACCO. The term "Non-Tobacco" means the cost of insurance is based on the Contingent Insured being a non-user of tobacco.

SPECIAL. The term "Special" means "Substandard" or "Rated". This means an extra amount is being charged due to the health, occupation or avocation of a Contingent Insured.

UNINSURABLE. The term "Uninsurable" means the Contingent Insured would not pass the Underwriting requirements for a single life policy.

                                    NOTICE
                    This Policy Is A Legal Contract Between
                       The Policy Owner And the Company.

01206                               Page 2

                                POLICY SCHEDULE

BASIC POLICY                          YEARS PAYABLE            MONTHLY COST

LAST SURVIVOR VARIABLE LIFE                65                  SEE PAGE 4B

ADDITIONAL BENEFITS PROVIDED BY RIDERS

NONE

                             SCHEDULE OF PREMIUMS

INITIAL PREMIUM:                                     $1,011.06
PLANNED PERIODIC PREMIUM:                            $1,011.60 PAYABLE ANNUALLY
MONTHLY DEDUCTION DAY:                               1ST DAY OF EACH MONTH

MONTHLY GUARANTEE PREMIUM (SEE MONTHLY               $80.60
 GUARANTEE PREMIUM PROVISION THAT GUARANTEES
 THIS POLICY WILL NOT TERMINATE DURING THE GUARANTEE
 PERIOD UNDER CERTAIN CIRCUMSTANCES)
MINIMUM PARTIAL SURRENDER:                           $500
MINIMUM VALUE THAT MAY BE RETAINED IN A
 DIVISION AFTER A PARTIAL SURRENDER
 OR TRANSFER:                                        $500
MINIMUM DEATH BENEFIT AMOUNT (AFTER A
 DECREASE IN SPECIFIED AMOUNT):                      $500,000

DEATH BENEFIT COMPLIANCE TEST:                       CASH VALUE ACCUMULATION



COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE SHOWN WHERE EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM, OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.



                                  POLICY DATA

CONTINGENT         INSURANCE            PREMIUM
 INSUREDS            AGES                 CLASSES

JOHN DOE              35            PREFERRED/NON TOBACCO
JIM DOE               35            PREFERRED/NON TOBACCO


BASE COVERAGE:               $100,000        DEATH BENEFIT OPTION:  1
SUPPLEMENTAL COVERAGE:       $0
INITIAL SPECIFIED AMOUNT:    $100,000        DATE OF ISSUE          JULY 1, 2001

POLICY NUMBER:   0000000000                  MATURITY DATE:         JULY 1, 2066



                         THIS IS A (STATE NAME) POLICY

01206                               Page 3

POLICY SCHEDULE CONTINUED - POLICY NUMBER 0000000000


MORTALITY AND EXPENSE CHARGES:

     DEDUCTIONS FROM THE SEPARATE ACCOUNT WILL BE MADE AT AN ANNUAL RATE NOT TO EXCEED THE RATES STATED BELOW. THE ACTUAL DEDUCTION WILL BE MADE ON A DAILY BASIS.

     POLICY YEARS            CURRENT ANNUAL RATE       GUARANTEED ANNUAL RATE
     1-15                          [0.75%]                     0.75%
     16-30                         [0.50%]                     0.50%
     THEREAFTER                    [0.15%]                     0.15%

EXPENSE CHARGES:

     PREMIUM TAX (IF APPLICABLE). DEPENDING ON THE LAWS OF THE JURISDICTION IN WHICH THIS POLICY WAS ISSUED, AND SUBJECT TO FUTURE CHANGES IN RESIDENCE, A PERCENTAGE OF EACH PREMIUM MAY BE DEDUCTED FOR PREMIUM TAX. PREMIUM TAX RATES ARE SUBJECT TO CHANGE. THE PREMIUM TAX RATE FOR THIS POLICY ON THE DATE OF ISSUE IS [0%].

     PREMIUM EXPENSE CHARGE:                 CURRENT        GUARANTEED
     (ADJUSTABLE PREMIUM EXPENSE CHARGE      [5.0%]            5.0%
          PERCENTAGE)


     MONTHLY ADMINISTRATION FEE:             CURRENT        GUARANTEED
                                             [$10.00]         $10.00

     MONTHLY EXPENSE CHARGE FOR FIRST FOUR YEARS:    [    ]


BASIC POLICY CHARGES AND FEES

     COST OF INSURANCE CHARGES.
          GUARANTEED MAXIMUM COST OF INSURANCE RATE PER $1,000 OF NET AMOUNT AT RISK ARE SHOWN ON PAGE 4B.

     SURRENDER CHARGES.
          SURRENDER CHARGES WILL APPLY IF THIS POLICY IS SURRENDERED OR THE BASE COVERAGE IS REDUCED DURING THE SURRENDER CHARGE PERIOD FOLLOWING THE DATE OF ISSUE. SURRENDER CHARGES WILL ALSO APPLY DURING THE SURRENDER CHARGE PERIOD FOLLOWING AN INCREASE IN BASE COVERAGE. SURRENDER CHARGES APPLICABLE TO THIS POLICY APPEAR ON PAGE 4C




01206                               Page 4

                          DEATH BENEFIT CORRIDOR RATES

                     BASED ON CASH VALUE ACCUMULATION TEST


POLICY                           POLICY
YEAR             RATE             YEAR                 RATE

1               6.0982             36                 1.6787
2               5.8637             37                 1.6303
3               5.6385             38                 1.5851
4               5.4220             39                 1.5425
5               5.2140             40                 1.5028
6               5.0142             41                 1.4659
7               4.8222             42                 1.4317
8               4.6378             43                 1.4000
9               4.4607             44                 1.3706
10              4.2906             45                 1.3434
11              4.1272             46                 1.3180
12              3.9703             47                 1.2944
13              3.8197             48                 1.2726
14              3.6751             49                 1.2525
15              3.5363             50                 1.2341
16              3.4031             51                 1.2174
17              3.2753             52                 1.2023
18              3.1527             53                 1.1885
19              3.0351             54                 1.1759
20              2.9225             55                 1.1642
21              2.8146             56                 1.1530
22              2.7113             57                 1.1423
23              2.6125             58                 1.1315
24              2.5179             59                 1.1206
25              2.4276             60                 1.1089
26              2.3412             61                 1.0963
27              2.2588             62                 1.0828
28              2.1803             63                 1.0684
29              2.1054             64                 1.0539
30              2.0342             65                 1.0400
31              1.9666
32              1.9026
33              1.8418
34              1.7844
35              1.7301


FOR DEATH BENEFIT CORRIDOR RATES BETWEEN POLICY ANNIVERSARIES:
  1.  DETERMINE THE DIFFERENCE IN RATES BETWEEN THE TWO ANNIVERSARIES;
  2. ADD TO THE EARLIER RATE 1/12 OF THE DIFFERENCE IN RATES FOR EACH MONTH THAT HAS PASSED THE EARLIER POLICY ANNIVERSARY.


01206                               Page 4A

                          DEATH BENEFIT CORRIDOR RATES

                        BASED ON GUIDELINE PREMIUM TEST

ATTAINED                          ATTAINED
AGE OF                             AGE OF
YOUNGER                           YOUNGER
CONTINGENT                       CONTINGENT
INSURED            RATE            INSURED          RATE

 0-40              2.50              60           1.30
   41              2.43              61           1.28
   42              2.36              62           1.26
   43              2.29              63           1.24
   44              2.22              64           1.22
   45              2.15              65           1.20
   46              2.09              66           1.19
   47              2.03              67           1.18
   48              1.97              68           1.17
   49              1.91              69           1.16
   50              1.85              70           1.15
   51              1.78              71           1.13
   52              1.71              72           1.11
   53              1.64              73           1.09
   54              1.57              74           1.07
   55              1.50           75-90           1.05
   56              1.46              91           1.04
   57              1.42              92           1.03
   58              1.38              93           1.02
   59              1.34              94           1.01
                                     95+          1.00



01206                               Page 4A

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK



POLICY                               POLICY
YEAR               RATE               YEAR                   RATE

  1               0.00021              36                   0.91157
  2               0.00067              37                   1.08075
  3               0.00121              38                   1.26820
  4               0.00186              39                   1.50766
  5               0.00266              40                   1.79530
  6               0.00360              41                   2.13054
  7               0.00476              42                   2.51400
  8               0.00613              43                   2.94442
  9               0.00775              44                   3.42118
 10               0.00962              45                   3.95359
 11               0.01184              46                   4.55879
 12               0.01443              47                   5.25323
 13               0.01748              48                   6.05602
 14               0.02104              49                   6.98106
 15               0.02522              50                   8.01516
 16               0.03014              51                   9.14987
 17               0.03602              52                  10.36448
 18               0.04311              53                  11.65487
 19               0.05167              54                  13.00037
 20               0.06184              55                  14.41268
 21               0.07386              56                  15.89204
 22               0.08791              57                  17.45991
 23               0.10398              58                  19.15687
 24               0.12221              59                  21.05478
 25               0.14352              60                  23.36818
 26               0.16877              61                  26.51705
 27               0.19882              62                  31.35472
 28               0.23560              63                  39.59522
 29               0.28104              64                  54.65267
 30               0.33649              65                  83.33000
 31               0.40202
 32               0.47841
 33               0.56575
 34               0.66447
 35               0.77774


  THE RATES SHOWN ABOVE REPRESENT THE GUARANTEED (MAXIMUM) MONTHLY COST OF INSURANCE FOR EACH $1,000 OF NET AMOUNT AT RISK


01206                               Page 4B

                           TABLE OF SURRENDER CHARGES
                      PER $1,000 OF INITIAL BASE COVERAGE



THE FOLLOWING CHARGES APPLY TO EACH $1000 OF INITIAL BASE COVERAGE SURRENDERED DURING THE SURRENDER CHARGE PERIOD. THE CHARGE FOR THE SURRENDER OF ALL OR ANY PORTION OF THE INITIAL BASE COVERAGE WILL BE EQUAL TO THE RATE SHOWN BELOW FOR THE YEAR OF SURRENDER MULTIPLIED BY THE NUMBER OF THOUSANDS OF BASE COVERAGE BEING SURRENDERED. IN ADDITION, THERE WILL BE A CHARGE NOT TO EXCEED THE LESSER OF 2.0% OF THE AMOUNT WITHDRAWN OR $25.00 FOR EACH PARTIAL SURRENDER.



     POLICY                           SURRENDER
     YEAR                              CHARGE

      1                                 14.63
      2                                 14.55
      3                                 14.46
      4                                 14.37
      5                                 14.27
      6                                 14.17
      7                                 14.06
      8                                 13.95
      9                                 13.84
     10                                 13.71
     11                                 12.87
     12                                 11.33
     13                                  9.81
     14                                  8.31


A NEW SURRENDER CHARGE SCHEDULE WILL BE FURNISHED IF THERE IS AN INCREASE IN BASE COVERAGE



01206                               Page 4C

CONTRACT. Your policy is a legal contract that You have entered into with Us. You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

1.  The basic policy;

2.  The riders that add benefits to the basic policy, if any;

3.  Endorsements, if any; and

4. The attached copies of the applications, and any amendments or supplemental applications.

DATE OF ISSUE. The Date of Issue of this policy is the date from which the first policy charges are due. The Date of Issue is also the date from which all policy years, anniversaries, and monthly deduction dates are determined.

OWNER. The Owner is as stated in the application unless later changed. During the last surviving Contingent Insured's lifetime, the Owner may exercise every right the policy confers or We allow (subject to the rights of any assignee of record). You may have multiple Owners of the policy. In that case, the authorizations of all Owners are required for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner or Owners may be the same as one or both Contingent Insureds, but this is not required. If an Owner dies while the policy is in force and a Contingent Insured is living, ownership rights pass on to a successor owner, if any, or to the estate of the Owner.

LAST SURVIVING CONTINGENT INSURED. Payment of a death benefit under this policy will be made upon the death of the last survivor of the Contingent Insureds named on the Policy Schedule. As used in this policy, the terms "last survivor" and "second to die" mean "last surviving Contingent Insured."

NOTIFICATION OF FIRST DEATH. While Death Benefit Proceeds will be payable upon the death of the second to die, We must receive proof of the death of both Contingent Insureds before payment will be made. Therefore, it is important that Written proof of the first death be furnished to the Company at the time of such death.



                                PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments.

The actual amount and frequency of premium payments will affect the Accumulation Value and the amount and duration of insurance. Please refer to the Policy Values Provision for a detailed explanation.



01206                               Page 5

PLANNED PERIODIC PREMIUMS. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See "Maximum Premium").

UNSCHEDULED ADDITIONAL PREMIUMS. You may pay additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premiums. (See "Maximum Premium" and "Maximum Net Amount at Risk").

MAXIMUM PREMIUM. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test selected, and under applicable tax laws. The test selected is shown on the Policy Schedule.

MAXIMUM NET AMOUNT AT RISK.   We  reserve the right to refund any premium that
would cause an immediate increase in the Net Amount at Risk unless both Contingent Insureds are living and provide evidence of insurability satisfactory to Us. Net Amount at Risk is an amount equal to the Death Benefit Amount under the basic policy less the Accumulation Value.

PREMIUM EXPENSE CHARGE. The Premium Expense Charge is calculated by multiplying the premium paid (after deduction of any state premium tax) by the Premium Expense Charge Percentage shown on the Policy Schedule.

NET PREMIUM. The Net Premium is the premium paid less any applicable state premium tax and the Premium Expense Charge.

ALLOCATION OF NET PREMIUMS. The initial allocation of Net Premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written Notice.

The initial Net Premium will be allocated to the Money Market Division on the later of the following dates:

1.  The Date of Issue; or

2. The date all requirements needed to place the policy in force have been satisfied, including underwriting approval and receipt in the Home Office of the necessary premium.

The initial Net Premium will remain in the Money Market Division until the first Valuation Date following the 15th day after it was applied. Any additional Net Premiums received prior to the first Valuation Date which follows the 15th day after the initial Net Premium was applied will be allocated to the Money Market Division until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected Investment Option(s). Each Net Premium received after such Valuation Date will be applied directly to the elected Investment Option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date we receive the Owner's notice. The allocation may be 100% to any available Division or may be divided among these options in whole percentage points totaling 100%.


01206                               Page 6

WHERE TO PAY. You may make Your payments to Us at Our Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished upon request.


                    DEATH BENEFIT AND DEATH BENEFIT OPTIONS

DEATH BENEFIT PROCEEDS. If both Contingent Insureds die prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

1.  The Death Benefit Option in effect on the date of the second death; and

2. Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

You can find guidelines for changing the Death Benefit Option or the Specified Amount in the section entitled "Changing Your Insurance Policy."

Any premium received after the date of the second death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount.

The Death Benefit Proceeds will be the Death Benefit Amount, after reversing any premium received after the date of the second death, less any outstanding policy loan and will be subject to the other provisions of the Beneficiary and Proceeds section.

DEATH BENEFIT COMPLIANCE TEST. Death benefit compliance tests are used to determine if a policy will qualify as life insurance under applicable tax laws. There are two compliance tests which may be used: The Guideline Premium Test and the Cash Value Accumulation Test. The test which You selected when this policy was issued is shown on the Policy Schedule. You cannot change Your election of the death benefit compliance test after the Date of Issue.

DEATH BENEFIT OPTION. The Death Benefit Option which You have chosen is shown on the Policy Schedule as either Option 1 or Option 2.

OPTION 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

1.  The Specified Amount on the date of the second death; or

2. The Accumulation Value on the date of the second death multiplied by the applicable Death Benefit Corridor Rate.

OPTION 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

1. The Specified Amount plus the Accumulation Value on the date of the second death; or

2. The Accumulation Value on the date of the second death multiplied by the applicable Death Benefit Corridor Rate.

Death Benefit Corridor Rates are shown in the table for the Death Benefit Compliance Test which You selected.


01206                               Page 7

SPECIFIED AMOUNT.  The Specified Amount is the total of two types of coverage:
Base Coverage and Supplemental Coverage. Base Coverage is subject to surrender charges and a four year Monthly Expense Charge, but Supplemental Coverage is not. If Supplemental Coverage is made a part of the Specified Amount, policy costs will be lower (during the first 4 policy years, and the first 4 years of an increase) than if the same Specified Amount is issued without Supplement Coverage. However, realizing the benefits of the Monthly Guarantee Premium provision will require a higher Monthly Guarantee Premium if Supplemental Coverage is included. The amounts of Base Coverage, Supplemental Coverage (if any) and Specified Amount are shown on the Policy Schedule.



                         CHANGING YOUR INSURANCE POLICY

You may request a change in the Specified Amount or Death Benefit Option at any time except that:

1. A decrease in the Specified Amount may not become effective prior to the end of the first policy year; and

2. Increases in the Specified Amount will be considered only while both Contingent Insureds are living.

Your request must be submitted to Our Home Office In Writing.

INCREASING THE SPECIFIED AMOUNT. You may apply for an increase in Specified Amount by submitting for each Contingent Insured:

1.  A supplemental application; and

2.  Evidence of insurability satisfactory to Us.

The proportion of Base to Supplemental Coverage following an increase may be in any proportion as long as Base Coverage is at least 10% of the total Specified Amount.

An increase will be effective on the Monthly Deduction Day on or next following the date the applications for increase are approved by Us. The effective date will appear in an endorsement to this policy.

DECREASING THE SPECIFIED AMOUNT. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

1.  The Minimum Death Benefit Amount shown on the Policy Schedule; and

2. Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied in the following order:


01206                               Page 8

1. Against the Specified Amount provided by the most recent increase, with the decrease applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

2. Against the next most recent increases successively, with the decrease of each prior increase applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

3. Against the Specified Amount provided under the original application, with the decrease applying first to the entire Supplemental Coverage portion of such amount, if any, followed by the Base Coverage portion.

Any reduction in Base Coverage will be subject to any applicable surrender charges on a pro-rata basis with the Surrender Charge prior to the reduction in Specified Amount being reduced proportionately. However, if such charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

CHANGING THE DEATH BENEFIT OPTION. You may request a change in the Death Benefit Option You have chosen. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

1. If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. Any such decrease in Specified Amount will be subject to the same guidelines and restrictions as outlined in the Decreasing the Specified Amount provision.

2. If You request a change from Option 2 to Option 1: The new Specified Amount will be the Death Benefit Amount as of the effective date of the change. The entire increase in Specified Amount will be applied to the last coverage added (either Base or Supplemental) which has not been removed. For the purpose of this calculation, if the Base and Supplemental Coverages were issued on the same date, We will consider the Supplemental Coverage to have been issued later.

CHANGING THE TERMS OF YOUR POLICY. Any change in Your policy must be approved by the President, a Vice President, an Administrative Officer or the Secretary of the Company. No agent has the authority to make any changes or waive any of the terms of Your policy.



                          SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT. Separate Account VL-R is a segregated investment account established by the Company under Texas law to separate the assets funding the variable benefits for the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account, are credited to or charged against such Account without regard to Our other income, gains or losses.



01206                               Page 9

INVESTMENTS OF THE SEPARATE ACCOUNT. The Separate Account is segmented into Divisions. Each Division invests in a single Investment Option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. The assets of the Separate Account are invested in the Investment Option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the Rights Reserved by Us provision. You may make a change in investment selections by filing a Written change form with Our Home Office. You may make transfers to the additional Divisions subject to the rules stated in the Transfer Provision section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the Investment Options become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares is inappropriate, the Company may limit further investment in the shares or may substitute shares of another Investment Option for shares already purchased under this policy as provided in the Rights Reserved by Us provision.

VALUATION OF ASSETS. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

VALUATION UNITS. In order to determine policy values in the Divisions, We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable Investment Option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

NET INVESTMENT FACTOR. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

1. Is the net asset value per share of the applicable Investment Option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the Investment Option since the last Valuation Date); and

2. Is the net asset value per share of the shares held in the Division as determined as of the previous Valuation Date; and

3.  Is a factor representing the Mortality and Expense Charge.

The net asset value of an Investment Option's shares held in each Division shall be the value reported to Us by that Investment Option.

VALUATION DATES. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying Investment Option is unable to value or determine the Division's investment in an Investment Option due to any of the reasons stated in the Suspension and Deferral of Payments Provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.


01206                               Page 10

BUSINESS DAY. A Business Day is each day during which the New York Stock Exchange is open for business. We will treat any information or Written communications We receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as a part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

MINIMUM VALUE. The Minimum Value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the Money Market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT OBJECTIVE.   Unless otherwise
required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where the policy is being delivered.

RIGHTS RESERVED BY US. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

1. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

2. Transfer any assets in any Division to another Division, or to one or more other separate accounts;

3. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

4.  Make any new Division available to You on a basis to be determined by Us;

5. Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

6. Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

7. Make any changes required to comply with the requirements of any underlying Investment Option; or

8. Make other changes in this policy that in Our judgment are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued right or benefit.

When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority.


01206                               Page 11

                                GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

1.  Any amounts transferred from the Divisions as a result of a loan; or

2.  Any amounts the Owner allocated to such Account.

The guaranteed interest rate used in calculating Accumulation Values of amounts allocated to the General Account is .3274% per month compounded monthly. This is equivalent to 4.0% per year, compounded annually, and is not based on the investment experience of any Division of the Separate Account. We can use interest rates greater than the guaranteed rates to calculate Accumulation Values of amounts allocated to the General Account.



                            POLICY VALUES PROVISION

Accumulation Value. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

1.  Net Premiums paid;

2.  Monthly deductions;

3. The investment experience of the Divisions selected less the Mortality and Expense Charge;

4. Amounts allocated to the General Account, including interest earned on amounts in the General Account;

5. Deductions due to partial surrenders and any charges for partial surrenders; and

6.  Deductions, if any, resulting from decreases in Specified Amount.

Net premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day. You must state In Writing in advance how Monthly Deductions should be made if other than this method is to be used.

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.


01206                               Page 12

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under the policy in that Division.

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that the loan request is received In Writing.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that the request for partial surrender is received In Writing.

ON THE DATE OF ISSUE. The Accumulation Value on the Date of Issue is:

1.  The Net Premium received; less

2. The Monthly Deduction for the first policy month. (See "How We Calculate a Monthly Deduction.")

The first deduction day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

ON EACH MONTHLY DEDUCTION DAY. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

1.  We will take the Accumulation Value as of the last Monthly Deduction Day;

2. Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day;

3.  Add all Net Premiums received since the last Monthly Deduction Day;

4. Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units;

5. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

6. Subtract the Monthly Deduction for the policy month following the Monthly Deduction Day. (See "How We Calculate a Monthly Deduction.")


ON ANY VALUATION DATE OTHER THAN A MONTHLY DEDUCTION DAY. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

1.  The value of the General Account as of the last Monthly Deduction Day;

2. Less any partial surrenders and any charges for partial surrenders since the last Monthly Deduction Day;

3.  Plus all Net Premiums received since the last Monthly Deduction Day; and


01206                               Page 13

4. Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

CASH VALUE. The Cash Value of this policy will be equal to the Accumulation Value less the Surrender Charge, if any.

CASH SURRENDER VALUE. The Cash Surrender Value of this policy will be equal to the Cash Value less any indebtedness.

MONTHLY DEDUCTIONS MAY BE MADE ONLY IF THERE IS SUFFICIENT CASH SURRENDER VALUE (UNLESS THE POLICY IS BEING CONTINUED UNDER THE MONTHLY GUARANTEE PREMIUM PROVISION). Unless this policy is being continued in force under the Monthly Guarantee Premium provision, a Monthly Deduction from the Accumulation Value may be made only if the Cash Surrender Value is equal to or greater than the Monthly Deduction. The Accumulation Value will be reduced by the amount of each Monthly Deduction which will cause an equal reduction in the Cash Surrender Value. If the Cash Surrender Value on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the Grace Period and Monthly Guarantee Premium provisions.

SURRENDER CHARGES. The Surrender Charge applies only to the Base Coverage portion of the Specified Amount. The Surrender Charge for the amount of Base Coverage on the Date of Issue will apply if such Base Coverage is surrendered or reduced during the Surrender Charge Period. Surrender Charges for any increases in Base Coverage will apply if such increases are surrendered or reduced during the Surrender Charge Period of each increase. The Surrender Charge Period will be based on the age at issue of the younger Contingent Insured (or the younger Contingent Insured's age on the date of an increase).

You may make a request for surrender at any time during the last surviving Contingent Insured's lifetime before the Maturity Date.

The amount being surrendered or reduced will terminate on or next following the date We receive a Written request for surrender or reduction.

HOW WE CALCULATE A MONTHLY DEDUCTION.  Each Monthly Deduction includes:

1.  The cost of insurance provided by the basic policy;

2.  The cost of insurance for benefits provided by riders, if any; and

3.  The Monthly Administration Fee; and

4. During the first four policy years, a Monthly Expense Charge. (This charge also applies to the amount of any increase in Base Coverage during the first four years of such increase.


01206                               Page 14

HOW WE CALCULATE THE COST OF INSURANCE FOR THE BASIC POLICY. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

1. Reduce the Death Benefit Amount by the amount of Accumulation Value on the Monthly Deduction Day before the cost of insurance deduction is taken, and after the Monthly Expense Charge, if any, and the Monthly Administration Fee are deducted;

2. Multiply the difference by the cost of insurance rate per $1,000 of Net Amount at Risk as provided in the Cost of Insurance Rate provision; and

3.  Divide the result by 1,000.

Net Amount at Risk is an amount equal to the Death Benefit Amount under the basic policy less the Accumulation Value.

COST OF INSURANCE FOR BENEFITS PROVIDED BY RIDERS. The cost of insurance for benefits provided by riders, if any, will be as stated on the Policy Schedule or in an endorsement to this policy.

MONTHLY ADMINISTRATION FEE. An administration fee will be deducted monthly. The amount of the monthly fee may be adjusted, but will never be greater than the guaranteed Monthly Administration Fee shown on the Policy Schedule.

FIRST FOUR YEARS MONTHLY EXPENSE CHARGE. A Monthly Expense Charge will be deducted during the first four policy years, and during the first four years of any increase in Base Coverage. The Monthly Expense Charge for the first four years for the initial amount of Base Coverage is shown on the Policy Schedule. The Monthly Expense Charge for the first four years for any increase in Base coverage will be provided in an endorsement to this policy. Any decrease in Base Coverage will not change the Monthly Expense Charge then in effect.

COST OF INSURANCE RATE. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on each Contingent
Insured's:

1.  Gender;

2.  Age nearest birthday on each policy anniversary; and

3. Premium class associated with the Initial Specified Amount and each increase in the Specified Amount. The premium class is shown on the Policy Schedule.

A table of guaranteed monthly cost of insurance rates is included in this policy. We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

1.  The calendar year of issue and policy year;

2.  The plan of insurance;

3.  The amount of insurance; and



01206                               Page 15

4.  The age, gender and premium class of each Contingent Insured.

CHANGES IN RATES, CHARGES AND FEES. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, Mortality and Expense Charges, Premium Expense Charge Percentage or Monthly Administration Fee will be based on Our future expectations as to mortality, persistency, expenses, reinsurance costs and state and federal taxes. Any redetermination of interest rates used in calculating Accumulation Values of amounts allocated to the General Account will be based only on Our expectations of future investment earnings. We will not change these charges in order to recoup any prior losses.

GRACE PERIOD. If the Cash Surrender Value on a Monthly Deduction Day is not enough to meet the Monthly Deduction for the current month, this policy will remain in force during the 61-day period that follows. If the Cash Surrender Value on a policy anniversary is not enough to pay any loan interest due, this policy will remain in force during the 61-day period that follows. Such 61-day period is referred to in this policy as the "Grace Period." There is no Grace Period for the initial Monthly Deduction.

If the amount We require to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days notice prior to termination that Your policy is in the Grace Period and advise You of the amount required to keep Your policy in force. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee of record, if any. If the last surviving Contingent Insured dies during the Grace Period, Monthly Deductions through the policy month in which the death occurred will be deducted from the proceeds.

If a surrender request is received within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

MONTHLY GUARANTEE PREMIUM.   The Monthly Guarantee Premium for the Initial
Specified Amount and any benefit riders in force on the Date of Issue is shown on the Policy Schedule. The Monthly Guarantee Premium Period (Guarantee Period) will be the first 5 policy years. This policy will not terminate during the Guarantee Period if, on each Monthly Deduction Day within the Guarantee Period the sum of premiums paid equals or exceeds:

1. The sum of the Monthly Guarantee Premiums from the start of the Guarantee Period, including the current month; plus

2. Any partial surrenders and any increase in the loan amount since the start of the Guarantee Period.

If the Specified Amount is increased, during the Guarantee Period, a new Monthly Guarantee Premium for the amount of the increase will be calculated as a combined rate based on each Contingent Insured's age and premium class at the time of such increase. The new Monthly Guarantee Premium will be calculated using the combined rate for the amount of the increase, plus any Monthly Guarantee Premium(s) previously calculated for the initial Specified Amount, and each prior increase, plus the cost of any benefit riders. If the Specified Amount is decreased, the Monthly Guarantee Premium will be decreased.



01206                               Page 16

If a benefit rider is added or increased, during the Guarantee Period the Monthly Guarantee Premium will be increased. If a benefit rider is removed or decreased during the Guarantee Period the Monthly Guarantee Premium will be decreased accordingly.

If a policy is reinstated with no change to the Specified Amount, Premium Class or benefit riders, if any, the Monthly Guarantee Premium upon reinstatement will be the same as it was when the policy lapsed.

The Guarantee Period will not be extended or otherwise changed by changes in the Specified Amount, the addition, deletion or change in benefit riders, or by reinstatement of the policy.

The policy value at the end of the Guarantee Period may be insufficient to keep the policy in force unless an additional payment is made at that time.

FULL SURRENDER. Subject to the Beneficiary and Proceeds section, You may return Your policy to Us and request its Cash Surrender Value at any time during the last surviving Contingent Insured's lifetime before the Maturity Date. The Cash Surrender Value will be determined as of the Business Day the policy and the Written request for surrender are received. The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

PARTIAL SURRENDER. At any time after the first policy year, You may request a portion of the Cash Surrender Value of the policy. Your request must be made In Writing during the last surviving Contingent Insured's lifetime before the Maturity Date. The minimum partial surrender is shown on the Policy Schedule.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Cash Value, Accumulation Value and the Death Benefit Amount. The Cash and Accumulation Values will be reduced by the amount of the partial surrender. The reduced Death Benefit Amount will be determined in accordance with the Death Benefit Option provision. If Your Death Benefit Option is Option 1, the Specified Amount will be reduced by
the amount of the partial surrender.   The reduction in Specified Amount will be
subject to the same guidelines and restrictions as outlined in the Decreasing the Specified Amount provision. The Death Benefit Amount remaining after this reduction must be no less than the Minimum Death Benefit Amount after a Decrease in Specified Amount shown on the Policy Schedule.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and a reduction of the unloaned portion of the General Account in the same ratio as the allocation of policy deductions in effect on the date of partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

There will be a charge for each partial surrender not to exceed the lesser of 2% of the amount withdrawn or $25 in addition to the amounts shown in the Table of Surrender Charges.



01206                               Page 17

The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

PERIOD OF INSURANCE COVERAGE IF AMOUNT OR FREQUENCY OF PREMIUM PAYMENTS IS REDUCED OR IF PREMIUM PAYMENTS ARE DISCONTINUED. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums and do not surrender this policy, We will continue making Monthly Deductions (as long as there is sufficient Cash Surrender Value to make such deductions) until the Maturity Date. During the Guarantee Period, this policy will remain in force as long as the Monthly Guarantee Premium requirements are met. After the Guarantee Period, this policy will remain in force until the earliest of the following dates:

1. The Maturity Date (if there is sufficient Cash Surrender Value to make Monthly Deductions to that date);

2.  Full surrender of the policy;

3.  The end of the Grace Period; or

4.  Death of the last surviving Contingent Insured.



                               TRANSFER PROVISION

TRANSFER OF ACCUMULATION VALUE. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We reserve the right to terminate, suspend or modify the transfer privilege, and to charge a $25 fee for each transfer in excess of 12 in a policy year. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the 12 free transfers.

TRANSFER OF ACCUMULATION VALUE (SEPARATE ACCOUNT) AS OF THE MATURITY DATE. Your interest in each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date, and the resulting Cash Surrender Value paid to the Owner if one or both Contingent Insureds are living on that date. If the underlying investment Option is unable to value or determine the Division's investment in an Investment Option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined. Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee.
Our right to deter payment of values allocated to the General Account for up to six months will not apply to values transferred to the General Account under this provision.

TRANSFER OF ACCUMULATION VALUE (SEPARATE ACCOUNT). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

1.  The minimum amount which may be transferred is $500.

2. If the entire amount in a Division of the Separate Account is not being transferred, the minimum which must remain is $500.



01206                               Page 18

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an Investment Option for any reason.

TRANSFER OF ACCUMULATION VALUE (GENERAL ACCOUNT). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

1. Twenty-five percent (25%) of the unloaned portion of the General Account as of the policy anniversary;

2. The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account);

3.  $500.

TELEPHONE TRANSFER AND ALLOCATION PRIVILEGE. If We have on file a completed telephone authorization form (Telephone Transaction), We will allow transfers and the percentage allocation for future Net Premiums and Policy Deductions to be changed at any time by telephone. We will honor instructions for Telephone Transactions from any person who provides the correct information. There is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transactions, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of telephone instructions.

DOLLAR COST AVERAGING. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with instructions from the Owner. Transfers will be made in accordance with the Transfer provisions, except as provided below:

1.  DCA transfers may be made:

    (a)  On any day of the month except the 29th, 30th or 31st;

    (b)  On a monthly, quarterly, semi-annual or annual basis; and

    (c) From the Money Market Division to one or more of the other Separate Account Divisions.

2. DCA may be elected only if the Accumulation Value at the time of election is $5,000 or more.

3. The minimum amount of each DCA transfer is $100, or the remaining amount in the Money Market Division, if less.

4. DCA may not begin prior to the first Valuation Date following the 15th day after the initial Net Premium is applied.

5. DCA will end when there is no longer any value in the Money Market Division, or when You request that DCA end.



01206                               Page 19

6. Amounts applied to the Money Market Division while DCA is active will be available for future dollar cost averaging in accordance with the current DCA request.

7.  There is no charge for DCA.

8.  DCA is not available if Automatic Rebalancing is active.

AUTOMATIC REBALANCING. Automatic Rebalancing occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if your Accumulation Value is $5,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.



                 SUSPENSION AND DEFERRAL OF PAYMENTS PROVISION

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to Separate Account VL-R, if:

1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted;

2. An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

3. The U.S. Securities and Exchange Commission by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to six months, or the period allowed by law, whichever is less, after We receive the request In Writing.

Written notice of both the imposition and termination of any such suspension will be given to the Owners, assignees of record and any irrevocable Beneficiaries.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.


01206                               Page 20

                                  POLICY LOANS

You may borrow from Us at any time while this policy is in force, an amount which is equal to or less than the policy loan value. The policy loan value will be the Cash Surrender Value, less interest on the amount to be borrowed (including interest on any prior outstanding policy loan) to the next policy anniversary.

The value of Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

OBTAINING A LOAN. You may obtain a policy loan by Written request and assignment of the policy as sole security for the loan. The Company may delay processing the loan requested if the Suspension and Deferral of Payments Provision is in effect.

EFFECT OF A LOAN. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the General Account.
A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state In Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of a loan will first be allocated to the General Account until You have repaid any loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums.

A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of the policy.

LOAN INTEREST. Except for Preferred Loans, loan interest will accrue daily at an annual effective rate of 4.54% payable in advance. (This is equivalent to an annual effective rate of 4.75% paid in arrears.) On each policy anniversary, loan interest for the next year is due. Unpaid loan interest will be deducted from the various accounts according to the Allocation of Policy Deductions then in effect, and added to the loaned portion of the General Account. You must state In Writing in advance how unpaid loan interest should be deducted if other than this method is to be used.

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy.


01206                               Page 21

We will credit interest monthly on the loaned portion of the General Account at an annual effective rate of 4.0%.

PREFERRED LOANS.  A "Preferred Loan" is a policy loan that is made at a net cost
to the Owner that is less than the net cost of other policy loans.   By "net
cost" We mean the amount of interest charged for the loan less interest credited to the amount of the Accumulation Value offset by a loan. Starting on the tenth policy anniversary, this policy will be eligible for "Preferred Loans" subject to the following guidelines:

1. The maximum amount of the loan value eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

    a)  The policy loan value; or

    b)  10% of the Accumulation Value.

2. When a Preferred Loan is made, loan interest to the next policy anniversary will accrue daily at an annual effective rate of not less than 3.85% nor more than 4.08%. (This is equivalent to an effective rate of not less than 4.0% nor more than 4.25% respectively, paid in arrears.)

HOW YOU MAY REPAY A POLICY LOAN. You may repay all or part of a policy loan at any time, except that;

1. Repayment may be made only while this policy is in force and prior to the death of the last surviving Contingent Insured;

2.  A partial repayment must be at least $10; and

3. At the time You repay all or part of a policy loan, You must specify the payment is to repay all or part of the policy loan.

Except as provided in the Grace Period provision, at any time Your policy loan exceeds the Cash Value, this policy will lapse. However, at least 31 days prior notice must be mailed by Us to Your last known address and to the assignee of record, if any.

WE CAN DELAY PAYMENT. We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us.



                            BENEFICIARY AND PROCEEDS

BENEFICIARY.   The Beneficiary of the last surviving Contingent Insured, will be as named in the application, or later changed by the Owner. Unless the Owner provides otherwise, upon the death of the last surviving Contingent Insured We will pay proceeds in equal shares to the named Beneficiaries that survive such Contingent Insured. Unless otherwise provided by the beneficiary designation, proceeds will be paid as follows:

1. If any Beneficiary of the last surviving Contingent Insured dies while the last surviving Contingent Insured is living, that Beneficiary's interest will pass to any other Beneficiaries of the last surviving Contingent Insured according to their respective interests.


01206                               Page 22

2. If there is no Beneficiary upon the death of the last surviving Contingent Insured (and there is no provision to the contrary), proceeds will be paid in one sum to the Owner, if living; otherwise, proceeds will be paid to the Owner's estate.

COMMON DISASTER. If We cannot determine whether a Beneficiary or the last surviving Contingent Insured died first in a common disaster, We will assume
that the Beneficiary died first.   We will pay proceeds on this basis unless an
endorsement to this policy provides otherwise.

SIMULTANEOUS DEATH OF CONTINGENT INSUREDS. If We are unable to determine to Our satisfaction that one of the Contingent Insureds predeceased the other, it will be assumed that the Contingent Insureds died simultaneously. Thereupon, one-half of the Death Benefit Proceeds will be payable with respect to each of the Contingent Insureds.

PROCEEDS.  Proceeds means the amount payable on:

1.  The Maturity Date;

2.  Exercise of the full surrender benefit; or

3.  The death of the last surviving Contingent Insured.

The Proceeds on the Maturity Date will be the Cash Surrender Value. The Proceeds on the last surviving Contingent Insured's death will be the Death Benefit Amount less any outstanding policy loan.

All Proceeds and partial surrender benefits are subject to the provisions of the Payment Options section and the other provisions of this policy.


                       CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time prior to the death of the last surviving Contingent Insured unless the previous designation provides otherwise. To do so, send a Written request to Our Home Office. The change will go into effect when We have recorded the change.

However, after the change is recorded, it will be deemed effective as of the date of Your Written request for change. The change will be subject to any payment made or action We take before the request is recorded.


                                PAYMENT OPTIONS

Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described in this provision. In addition to these options other methods of payment may be chosen with Our consent.


01206                               Page 23

PAYMENT CONTRACT. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

ELECTION OF OPTIONS. The Owner may elect or change any Payment Option prior to the death of the last surviving Contingent Insured, subject to the provisions of this policy. This election or change must be In Writing.

Within 60 days after We receive Written notification of the last surviving Contingent Insured's death, a payee entitled to proceeds in one sum may elect to receive proceeds under any Payment Option (subject to the limitations stated in the Availability of Options provision).

OPTION 1. PAYMENTS FOR A SPECIFIED PERIOD: Equal monthly payments will be made for a specified period. The Option 1 Table in this policy shows the monthly income for each $1,000 of proceeds applied.

OPTION 2. PAYMENTS OF A SELECTED AMOUNT: Equal monthly payments of a selected amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

OPTION 3. MONTHLY PAYMENTS FOR LIFE WITH PERIOD CERTAIN: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years.

The Option 3 Table in this policy shows the monthly income for each $1,000 of proceeds applied. The tables are based on the Annuity 2000 Male or Female Tables adjusted by 50% of projection scale G for females and 100% of projection scale G for males for 20 years, with interest at the rate of 3% per year.

At the time payments are to begin under this option, the payee may choose one of the following:

1.  Monthly payments based on the Option 3 Table; or

2. Monthly payments equal to a monthly annuity based on Our single premium immediate annuity rates then in use.

OPTION 4. PROCEEDS LEFT AT INTEREST: Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

1.  Left on deposit to accumulate at the rate of 3% compounded annually; or

2. Paid in installments at the rate for each $1,000 of proceeds of $30 annually, $14.89 semiannually, $7.42 quarterly or $2.47 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Payment Options 1, 2 or 3.


01206                               Page 24

INTEREST RATES. The guaranteed rate of interest for proceeds held under Payment Options 1, 2, 3 and 4 is 3% compounded annually. We may credit interest at a higher rate. Any higher rate will be determined by Us.

PAYMENTS. The first payment under Options 1, 2 and 3 will be made when the claim for payment of proceeds has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date We receive Written notification of death and paid or added to the proceeds as provided in the Payment Contract.

AVAILABILITY OF OPTIONS. If the proposed payee is not a natural person, payment options may be chosen only with Our consent.

If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $25. If the total policy proceeds are less than $2,000, payment will be made in one lump sum.

EVIDENCE THAT PAYEE IS ALIVE. Before making any payment under a Payment Option, We may ask for proof that the payee is alive. If We request proof, no payment will be made or considered due until We receive proof.

DEATH OF A PAYEE. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

1. Under Options 1 and 3, the value, as of the date We receive Written notification of death, of the remaining payments for the specified period discounted at the rate of interest, compounded annually, that was used in determining the amount of the monthly payment;

2. Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

WITHDRAWAL OF PROCEEDS UNDER OPTIONS 1 OR 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 or 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

WITHDRAWAL OF PROCEEDS UNDER OPTION 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

1.  The amount to be withdrawn must be $500 or more; and

2.  A partial withdrawal must leave a balance on deposit of $1,000 or more.

WITHDRAWALS MAY BE DEFERRED. We may defer payment of any withdrawal for up to 6 months from the date We receive a Written withdrawal request.


01206                               Page 25

ASSIGNMENT.  Payment Contracts may not be assigned.

CHANGE IN PAYMENT. The right to make any change in payment is available only if the Payment Contract provides for a change in payment.

CLAIMS OF CREDITORS. To the extent permitted by law, proceeds will not be subject to any claims of a Beneficiary's creditors.


                               GENERAL PROVISIONS

ASSIGNING YOUR POLICY. Prior to the death of the last surviving Contingent Insured, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at the Home Office. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity of any assignment.

INCONTESTABILITY. We rely on the statements made in the application for the policy and applications for any reinstatements or increases in Specified Amount. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim under the policy unless it is in such applications.

We cannot contest this policy after it has been in force during the last surviving Contingent Insured's lifetime for 2 years from the Date of Issue. However, We can contest an increase in Specified Amount before such increase has been in effect during the last surviving Contingent Insured's lifetime for 2 years.

Additionally, if this policy is reinstated, We cannot contest the reinstated policy after it has been in force during the last surviving Contingent Insured's lifetime for 2 years from the date of reinstatement. However, We can contest a reinstatement or an increase in Specified Amount based solely on the information provided in the application for such reinstatement or increase.

These 2 year limitations do not apply to any Disability or Accidental Death Benefit, or to the nonpayment of premium.

SUICIDE EXCLUSION. If either Contingent Insured takes his or her own life, while sane or insane, within 2 years from the Date of Issue, We will refund all premiums paid, less any policy loans, and less any partial cash surrenders paid, and this policy will be terminated as of the Date of Issue.

If there are any increases in the Specified Amount (See the section entitled "Changing Your Insurance Policy") a new 2-year period shall apply to each increase beginning on the date of each increase.

If death due to suicide occurs during the 2-year period following an increase, but after the policy has been in force for 2 years or more, We will refund the costs of insurance that were deducted for the increase, and that increase will be terminated. The Initial Specified Amount, and any increases in Specified Amount that have been in force for 2 years or more, will remain in force on the life of the last surviving Contingent Insured.


01206                               Page 26

When the laws of the state in which this policy is delivered require less than these 2 year periods, the periods will be as stated in such laws.

AGE OR GENDER INCORRECTLY STATED. If the age or gender of a Contingent Insured has been misstated to Us, We will adjust the excess of the Death Benefit Amount over the Accumulation Value on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

STATUTORY BASIS OF POLICY VALUES. The Cash Values of the policy are not less than the minimum values required by the law of the state where this policy is delivered. The calculation of the Cash Values includes a charge for the cost of insurance, as shown in the Table of Guaranteed Monthly Cost of Insurance Rates and for the General Account interest at the annual effective rate of 4.0%.

Calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Cost of Insurance Rates are based on the 1980 Male or Female, Smoker or Nonsmoker Commissioners Standard Ordinary Mortality Table for the appropriate gender and age nearest birthday.

A detailed statement of the method of computing values has been filed with the state insurance department where required.

NO DIVIDENDS. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

ANNUAL REPORT. We will send to You at least once a year, without charge, an annual report which will show a summary of all transactions since the last report, including:

1.  Premiums paid;

2.  Transfers;

3.  Expense charges deducted;

4.  The cost of insurance deducted;

5.  Partial surrender benefits deducted including partial surrender fees;

6.  The amount of any outstanding policy loan;

7.  Separate Account Unit Values;

8.  The current Cash Surrender Value and Accumulation Values; and

9.  The Death Benefit Amount.

WHEN THIS POLICY TERMINATES. This policy will terminate if:

1.  You request that this policy be terminated;

2.  The last surviving Contingent Insured dies;


01206                               Page 27

3.  Premiums are refunded due to suicide of either Contingent Insured;

4.  The policy matures; or

5.  The Grace Period ends; and

    a. There is not sufficient Cash Surrender Value to cover a Monthly Deduction; or

    b. The necessary Monthly Guarantee Premiums to keep the policy in force have not been paid.

REINSTATEMENT. "Reinstating" means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

1. Your Written request within 5 years after the end of the Grace Period and before the Maturity Date;

2. Current evidence of insurability satisfactory to Us for each Contingent Insured who was living on the date the policy terminated;

3.  Payment of enough premium to keep the policy in force for 2 months; and

4.  Payment or reinstatement of any indebtedness.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original surrender charge schedule will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

1. The Surrender Charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the Surrender Charge was applied); plus

2. The Net Premium allocated in accordance with the premium allocation percentages at time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

3.  Any loan, repaid or reinstated; less

4.  The Monthly Deduction for one month.

The dollar amount of any Surrender Charge reinstated will be the same as the dollar amount of Surrender Charge at the time of lapse, and will be applied to the funds from which the Surrender Charge was deducted at the time of lapse using Unit Values as of the date of reinstatement.


                                EXCHANGE OPTION

At any time while both Contingent Insureds are living this policy may be exchanged for two individual policies covering the Contingent Insureds separately subject to the following:

1. The total amount of coverage under the new policies will be an amount equal to:


01206                               Page 28

      a) The Death Benefit Amount in effect on the effective date of exchange; less

      b)  The amount of any policy loan.

    Except as stated in number 10, the Death Benefit Amount of this policy may be split into two individual policies in any proportion, the total of which does not exceed the Death Benefit Amount of this policy.

2. After repayment of any loan against the Cash Surrender Value of this policy, the remaining Cash Surrender Value will be transferred to the new policies in the same ratio as the division of the Death Benefit Amount;

3. The new policies will be issued on any flexible premium adjustable whole life or level premium whole life or endowment plan regularly issued by the Company on the date of exchange;

4. Except as stated in number 10, evidence of insurability satisfactory to the Company must be furnished (This option is not available unless both Contingent Insureds are found to be insurable.);

5. The new policies will be issued as of the date of exchange at the then attained age of each Contingent Insured;

6. The plan of insurance selected will be subject to Our standard minimum amount requirement for such plan;

7.  If, on or after the Date of Issue of this policy:

      a) A rider providing waiver of monthly deduction or waiver of premium coverage is made available, and is added to this policy; and

      b) Monthly deductions or premiums for this policy are being waived as provided in such a rider,

    then, neither monthly deductions nor premiums for the new policies will be waived and We will not include a waiver benefit in the new policies;

8. The Suicide Exclusion and Incontestability provisions of the new policies will run from the Date of Issue of the new policies;

9.  This policy will terminate on the Date of Issue of the new policies;

10. We will not require evidence of insurability at the time this option is elected if:

      a) The Contingent Insureds divorce and a period of at least 24 months has elapsed since the date the divorce decree was finalized; or

      b) The Federal unlimited marital deduction is repealed, or there is a reduction of at least 50% of the tax rate in the maximum Federal estate bracket.

      In these cases the amount of coverage under each new policy will be 50% of an amount equal to:


01206                               Page 29

      a) The Death Benefit Amount in effect on the effective date of exchange; less

      b)  The amount of any policy loan.

   After repayment of any loan against the Cash Surrender Value of this policy, 50% of any remaining Cash Surrender Value will be transferred to each of the new policies.

To apply for an exchange, the Owner must submit:

1. Applications for the new policies (including evidence of insurability satisfactory to Us);

2.  Payment of the first premium for each new policy; and

3.  This policy for cancellation.

This Exchange Option is not available if the premium class of either Contingent Insured was "Uninsurable" on the Date of Issue.

There may be income tax consequences if You exercise the Exchange Option. Consult with Your tax advisor before exercising he right.


01206                               Page 30

           TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS

                                                     OPTION 1 TABLE
                                           INSTALLMENTS FOR A SPECIFIED PERIOD
-------------------------------------------------------------------------------------------------------------------------
  Number        Amount of         Number        Amount of       Number       Amount of         Number         Amount of
 of Years        Monthly         of Years        Monthly       of Years       Monthly         of Years         Monthly
  Payable      Installments      Payable      Installments      Payable     Installments       Payable       Installments
-------------------------------------------------------------------------------------------------------------------------
     1           $84.47             11           $8.86            21          $5.32                31          $4.10
     2            42.86             12            8.24            22           5.15                32           4.02
     3            28.99             13            7.71            23           4.99                33           3.95
     4            22.06             14            7.26            24           4.84                34           3.88
     5            17.91             15            6.87            25           4.71                35           3.82

     6            15.14             16            6.53            26           4.59                36           3.76
     7            13.16             17            6.23            27           4.47                37           3.70
     8            11.68             18            5.96            28           4.37                38           3.65
     9            10.53             19            5.73            29           4.27                39           3.60
    10             9.61             20            5.51            30           4.18                40           3.55
-------------------------------------------------------------------------------------------------------------------------

                                                     OPTION 3 TABLE
                                   INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
-------------------------------------------------------------------------------------------------------------------------
AGE OF PAYEE                GUARANTEED PERIOD                 AGE OF PAYEE                 GUARANTEED PERIOD
-------------------------------------------------------------------------------------------------------------------------
    Female        10 Years       15 Years       20 Years          Female          10 Years       15 Years       20 Years
-------------------------------------------------------------------------------------------------------------------------
     10           $2.77          $2.77           $2.77                50          $3.73           $3.72         $3.69
     11            2.78           2.78            2.78                51           3.78            3.77          3.74
     12            2.79           2.79            2.79                52           3.84            3.82          3.79
     13            2.80           2.80            2.80                53           3.90            3.88          3.84
     14            2.81           2.81            2.81                54           3.96            3.93          3.89

     15            2.82           2.82            2.82                55           4.03            4.00          3.95
     16            2.83           2.83            2.83                56           4.09            4.06          4.01
     17            2.85           2.85            2.84                57           4.17            4.13          4.07
     18            2.86           2.86            2.86                58           4.24            4.20          4.13
     19            2.87           2.87            2.87                59           4.32            4.27          4.19

     20            2.89           2.88            2.88                60           4.41            4.35          4.26
     21            2.90           2.90            2.90                61           4.50            4.43          4.33
     22            2.91           2.91            2.91                62           4.59            4.52          4.40
     23            2.93           2.93            2.93                63           4.69            4.60          4.47
     24            2.95           2.94            2.94                64           4.80            4.70          4.54

     25            2.96           2.96            2.96                65           4.91            4.79          4.61
     26            2.98           2.98            2.98                66           5.03            4.89          4.68
     27            3.00           3.00            2.99                67           5.15            4.99          4.75
     28            3.02           3.02            3.01                68           5.28            5.10          4.83
     29            3.04           3.03            3.03                69           5.42            5.21          4.90

     30            3.06           3.05            3.05                70           5.57            5.32          4.96
     31            3.08           3.08            3.07                71           5.72            5.43          5.03
     32            3.10           3.10            3.09                72           5.88            5.54          5.09
     33            3.12           3.12            3.12                73           6.05            5.66          5.15
     34            3.15           3.15            3.14                74           6.23            5.77          5.20

     35            3.17           3.17            3.17                75           6.41            5.88          5.25
     36            3.20           3.20            3.19                76           6.60            5.99          5.29
     37            3.23           3.22            3.22                77           6.79            6.09          5.33
     38            3.26           3.25            3.25                78           6.99            6.18          5.36
     39            3.29           3.28            3.28                79           7.19            6.27          5.39

     40            3.32           3.31            3.31                80           7.39            6.36          5.42
     41            3.35           3.35            3.34                81           7.58            6.43          5.44
     42            3.39           3.38            3.37                82           7.78            6.50          5.45
     43            3.42           3.42            3.40                83           7.96            6.56          5.47
     44            3.46           3.45            3.44                84           8.14            6.62          5.48

     45            3.50           3.49            3.48                85           8.31            6.66          5.49
     46            3.54           3.53            3.52                86           8.47            6.70          5.50
     47            3.59           3.58            3.56                87           8.62            6.74          5.50
     48            3.63           3.62            3.60                88           8.75            6.77          5.51
     49            3.68           3.67            3.64                89           8.88            6.79          5.51
                                                                      90           8.99            6.81          5.51
-------------------------------------------------------------------------------------------------------------------------
 Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due.  If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.
-------------------------------------------------------------------------------------------------------------------------


01206                               Page 31

           TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS


                                                     OPTION 1 TABLE
                                           INSTALLMENTS FOR A SPECIFIED PERIOD
-------------------------------------------------------------------------------------------------------------------------

 Number       Amount of         Number        Amount of         Number         Amount of        Number        Amount of
of Years       Monthly         of Years        Monthly         of Years         Monthly        of Years        Monthly
 Payable    Installments       Payable       Installments      Payable       Installments      Payable      Installments
-------------------------------------------------------------------------------------------------------------------------
    1         $84.47            11           $8.86               21           $5.32             31           $4.10
    2          42.86            12            8.24               22            5.15             32            4.02
    3          28.99            13            7.71               23            4.99             33            3.95
    4          22.06            14            7.26               24            4.84             34            3.88
    5          17.91            15            6.87               25            4.71             35            3.82

    6          15.14            16            6.53               26            4.59             36            3.76
    7          13.16            17            6.23               27            4.47             37            3.70
    8          11.68            18            5.96               28            4.37             38            3.65
    9          10.53            19            5.73               29            4.27             39            3.60
   10           9.61            20            5.51               30            4.18             40            3.55
-------------------------------------------------------------------------------------------------------------------------

                                                     OPTION 3 TABLE
                                  INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
------------------------------------------------------------------------------------------------------------------------
AGE OF PAYEE                GUARANTEED PERIOD                 AGE OF PAYEE                 GUARANTEED PERIOD
-------------------------------------------------------------------------------------------------------------------------
    Male          10 Years       15 Years       20 Years             Male         10 Years       15 Years       20 Years
-------------------------------------------------------------------------------------------------------------------------
   10              $2.81          $2.80           $2.80               50          $3.87          $3.85          $3.81
   11               2.82           2.81            2.81               51           3.93           3.90           3.86
   12               2.83           2.83            2.82               52           3.99           3.96           3.91
   13               2.84           2.84            2.83               53           4.06           4.02           3.96
   14               2.85           2.85            2.85               54           4.12           4.08           4.02

   15               2.86           2.86            2.86               55           4.19           4.15           4.07
   16               2.88           2.87            2.87               56           4.27           4.22           4.13
   17               2.89           2.89            2.89               57           4.35           4.29           4.19
   18               2.90           2.90            2.90               58           4.43           4.36           4.25
   19               2.92           2.92            2.91               59           4.52           4.44           4.32

   20               2.93           2.93            2.93               60           4.61           4.52           4.38
   21               2.95           2.95            2.94               61           4.71           4.60           4.45
   22               2.97           2.96            2.96               62           4.81           4.69           4.51
   23               2.98           2.98            2.98               63           4.92           4.78           4.58
   24               3.00           3.00            2.99               64           5.03           4.87           4.64

   25               3.02           3.02            3.01               65           5.15           4.96           4.71
   26               3.04           3.03            3.03               66           5.27           5.06           4.78
   27               3.06           3.05            3.05               67           5.40           5.16           4.84
   28               3.08           3.07            3.07               68           5.53           5.26           4.90
   29               3.10           3.10            3.09               69           5.67           5.36           4.96

   30               3.12           3.12            3.11               70           5.82           5.46           5.02
   31               3.14           3.14            3.14               71           5.97           5.56           5.08
   32               3.17           3.17            3.16               72           6.12           5.66           5.13
   33               3.19           3.19            3.19               73           6.28           5.76           5.18
   34               3.22           3.22            3.21               74           6.44           5.88           5.22

   35               3.25           3.25            3.24               75           6.61           5.96           5.26
   36               3.28           3.27            3.27               76           6.78           6.05           5.30
   37               3.31           3.31            3.30               77           6.95           6.14           5.34
   38               3.34           3.34            3.33               78           7.13           6.22           5.37
   39               3.38           3.37            3.36               79           7.30           6.30           5.39

   40               3.41           3.41            3.39               80           7.48           6.37           5.42
   41               3.45           3.44            3.43               81           7.65           6.44           5.44
   42               3.49           3.48            3.46               82           7.82           6.50           5.45
   43               3.53           3.52            3.50               83           7.99           6.56           5.47
   44               3.57           3.56            3.54               84           8.15           6.61           5.48

   45               3.62           3.60            3.58               85           8.30           6.66           5.49
   46               3.66           3.65            3.62               86           8.45           6.70           5.50
   47               3.71           3.69            3.66               87           8.59           6.73           5.50
   48               3.76           3.74            3.71               88           8.72           6.76           5.51
   49               3.82           3.79            3.76               89           8.84           6.79           5.51
                                                                      90           8.95           6.81           5.51
------------------------------------------------------------------------------------------------------------------------
Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due.  If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.
------------------------------------------------------------------------------------------------------------------------

01206                            Page 32

                             AMERICAN GENERAL LIFE
                               INSURANCE COMPANY


This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the LAST SURVIVING Contingent Insured's death prior to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.



                For Information, Service or to make a Complaint

       Contact Your Registered Representative, or Our VUL Administration.

                              2727-A ALLEN PARKWAY
                                 P.O. BOX 4880
                           HOUSTON, TEXAS 77210-4880
                                 1-888-325-9315



01206